Exhibit 99

WELLPOINT EMPLOYEE STOCK PURCHASE PLAN

(AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2009)

1.	PURPOSE

The purpose of the WellPoint Employee Stock Purchase Plan, f/k/a the Anthem Employee Stock Purchase Plan (the “Plan”) is to secure for the Company and its stockholders the benefits of the incentive inherent in the ownership of Company Stock by eligible present and future employees of the Company and its designated Subsidiaries. The Plan is intended to comply with the terms of Code Section 423 and Rule 16b-3 of the Act.

2.	DEFINITIONS

Where indicated by initial capital letters, the following terms shall have the following meanings:

(a) “Act” means the Securities Exchange Act of 1934, as amended.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended, or any subsequently enacted federal revenue law.

(d) “Committee” means the Compensation Committee of the Board, provided that, if any member of the Committee does not qualify as both an outside director for purposes of Code Section 162(m) and a non-employee director for purposes of Rule 16b-3, the remaining members of the Committee (but not less than two members) shall be constituted as a subcommittee of the Committee to act as the Committee for purposes of the Plan.

(e) “Company” means WellPoint, Inc., f/k/a Anthem, Inc., an Indiana corporation, and any successor by merger, consolidation or otherwise.

(f) “Company Stock” means the Company’s common stock. In the event of a change in the capital structure of the Company (as provided in Section 13), the shares resulting from such change shall be deemed to be Company Stock within the meaning of the Plan.

(g) “Compensation” means base salary, overtime pay, commissions and cash bonuses actually received by a Participant while he or she is an Eligible Employee, determined before any elective salary reductions made pursuant to Code Section 401(k), 125 and 132(f)(4). All other forms of compensation, whether cash or non-cash, shall be excluded.

(h) “Custodian” means a financial institution or other corporate entity selected by the Company from time to time to act as custodian for the Plan.

(i) “Eligible Employee” means any employee of the Company or its Subsidiaries who meets the eligibility requirements of Section 5 and Section 9.

(j) “Enrollment Form” means the form filed by a Participant with the Committee authorizing payroll deductions.

(k) “Fair Market Value” means the closing trading price of a share of Common Stock, as reported on the New York Stock Exchange on the applicable Grant Date or Investment Date, or, if the Common Stock was not quoted on such date, the closing trading price on the last day prior thereto on which the Common Stock was quoted.

(l) “Grant Date” means the first business day of each quarter, as determined by the Committee, on which shares of Common Stock are or could be traded on the New York Stock Exchange.

(m) “Investment Account” means the account established to hold Company Stock purchased under the Plan pursuant to Section 7.

(n) “Investment Date” means the last business day of each quarter, as determined by the Committee, on which shares of Company Stock are or could be traded on the New York Stock Exchange.

(o) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, as of an Investment Date, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(p) “Participant” means an Eligible Employee who elects to participate in the Plan by filing an Enrollment Form pursuant to Section 6.

(q) “Payroll Deduction Account” means the account established for a Participant to hold payroll deductions pursuant to Section 6.

(r) “Plan” means the “WellPoint Employee Stock Purchase Plan,” as set forth herein and as amended from time to time.

(s) “Purchase Price” means a percentage of the Fair Market Value of a share of Company Stock on the Investment Date. Alternatively, the Committee, in its discretion, may determine the Purchase Price to be the lower of (i) a percentage of the Fair Market Value of a share of Company Stock on the Grant Date, or (ii) a percentage of the Fair Market Value of a share of Company Stock on the Investment Date. In any event, the percentage shall be eighty-five percent (85%) unless the Committee, in its sole discretion, increases the percentage at any time. After any such increase, the Committee, in its sole discretion, may decrease the percentage, but not below eighty-five percent (85%) at any time. The alternative Purchase Price and any increase or decrease in the percentage shall be communicated to Eligible Employees prior to the first Grant Date affected by the change.

(t) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, as of an Investment Date, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.	SHARES RESERVED FOR THE PLAN

There was originally reserved for issuance and purchase by employees under the Plan an aggregate of 6,000,000 shares of Company Stock, subject to adjustment as provided in Section 13. Such aggregate is increased effective January 1, 2009 by 8,000,000 additional shares of Company Stock, subject to adjustment as provided in Section 13, for a total aggregate of 14,000,000 shares of Company Stock. Shares subject to the Plan shall be authorized but unissued shares. Shares needed to satisfy the needs of the Plan may be newly issued by the Company or acquired by purchase at the expense of the Company on the open market or in private transactions.

4.	ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have the authority to take any and all actions (including directing the Custodian as to the acquisition of shares) necessary to implement the Plan and to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Plan. All of such determinations shall be final and binding upon all persons. A quorum of the Committee shall consist of a majority of its members and the Committee may act by vote of a majority of its members at a meeting at which a quorum is present, or without a meeting by a written consent to their action taken signed by all members of the Committee. The Committee may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan. The Committee may delegate administration of the Plan to one or more employees or positions of the Company or any Subsidiary. All rules and determinates by the Committee or its delegate in the administration of the Plan shall be uniformly and consistently applied to all persons in similar circumstances.

5.	ELIGIBILITY

Except as hereinafter provided, an employee of the Company, its current Subsidiaries listed on Exhibit A attached hereto or such of its future participating Subsidiaries as may from time to time be designated by the Committee and listed on Exhibit B attached hereto shall be eligible to participate in the Plan. The Committee may amend Exhibit A from time to time to remove any Subsidiaries from participation in the Plan.

Notwithstanding the foregoing, the following individuals shall not be eligible to participate in the Plan: (i) any director of the Company or of any Subsidiary who is not an employee, (ii) any independent contractor who is not an employee, and (iii) any employee who is a citizen or resident of a foreign jurisdiction and such jurisdiction would prohibit a grant of an option under the Plan or compliance with such jurisdiction would cause the Plan to violate the requirements of Code Section 423.

Notwithstanding the foregoing, in the event of an acquisition by the Company or one or more of its Subsidiaries of the business of a person or entity, whether by asset purchase, stock purchase, merger or otherwise, the Executive Vice President and Chief Human Resources of the Company shall have sole discretion (without the consent of any Participant) to modify the eligibility and participation requirements of the Plan as they relate to those employees of the acquired person or entity who become employees of the Company, its current Subsidiaries or its future participating Subsidiaries; provided, however, any such modification which requires shareholder approval under the Code shall not be made without such shareholder approval.

6.	ELECTION TO PARTICIPATE

An Eligible Employee may elect to participate as of the first day of any quarter by completing an Enrollment Form and filing such Enrollment Form by the deadline established by the Committee or its delegate, in its discretion, which deadline shall be applied uniformly to all employees. If the Enrollment Form is not completed and timely filed by the established deadline, then such employee shall be eligible to participate in the Plan as of the first day of the second quarter following the receipt by the Committee of a completed Enrollment Form. Participation in the Plan is also subject to the provisions of Section 9. All Eligible Employees shall have the same rights and privileges within the meaning of Code Section 423(b)(5).

Each Eligible Employee may become a Participant by timely filing with the Committee or its delegate an Enrollment Form in accordance with the foregoing authorizing specified regular payroll deductions from his or her Compensation. The Committee, in its discretion, shall establish the minimum and maximum Compensation, expressed either as a percentage or in a flat dollar amount, that a Participant may elect to contribute, provided such limits are applied uniformly to all Participants. All regular payroll deductions shall be credited to the Payroll Deduction Account that the Company has established in the name of the Participant.

A Participant may increase or decrease his or her payroll deduction, subject to any contribution limits, by filing a new Enrollment Form. Any change in payroll deduction will be effective as of the payroll period following the date of the Participant’s election, or as soon as administratively practicable thereafter.

Subject to Section 14, a Participant may also cease his or her participation in the Plan at any time. If a Participant ceases his or her participation during a quarter, then he or she may elect to either (i) apply any payroll deductions credited to his or her Payroll Deduction Account prior to the date such cessation is effective towards the purchase of shares of Company Stock during such quarter, or (ii) receive a refund of any payroll deductions credited to his or her Payroll Deduction Account for such quarter. Any such cessation shall be effective as of the payroll period following the date of the Participant’s request to cease participation, or as soon as administratively practicable thereafter. If elected, any refund will be made as soon as administratively practicable. An Eligible Employee who has ceased to be a Participant may not again resume participation in the Plan until such Eligible Employee has complied with the foregoing provisions of this Section.

7.	METHOD OF PURCHASE AND INVESTMENT ACCOUNTS

Each Participant having eligible funds in his or her Payroll Deduction Account on an Investment Date shall be deemed, without any further action, to have purchased the number of shares of Company Stock (including fractional shares unless otherwise determined by the Committee) which the eligible funds in his or her Payroll Deduction Account could purchase on that Investment Date at that Purchase Price.

All shares purchased shall be maintained by the Custodian in a separate Investment Account for each Participant. All cash dividends paid with respect to shares of the Company Stock held in the Investment Account shall be added to a Participant’s Payroll Deduction Account and shall be used to purchase shares of Company Stock for the Participant’s Investment Account. Expenses incurred in the purchase of such shares shall be paid by the Company.

All dividends distributed in-kind with respect to Company Stock held in the Investment Account shall be added to the shares held for a Participant in his or her Investment Account. Any distribution of shares with respect to shares of Company Stock held for a Participant in his or her Investment Account shall be added to the shares of Company Stock held for a Participant in his or her Investment Account.

8.	STOCK PURCHASES

The Custodian shall acquire shares of Company Stock for Participants as of each Investment Date from the Company or, if directed by the Committee, by purchases on the open market or in private transactions using total payroll deduction amounts received by the Custodian. If shares of Company Stock are purchased in one or more transactions on the open market or in private transactions at the direction of the Committee, the Company will pay the Custodian the difference between the Purchase Price and the price at which such shares are purchased for Participants.

9.	LIMITATION ON PURCHASES

No Eligible Employee shall be permitted to purchase more than 2,500 shares of Company Stock during any one quarter. Notwithstanding the foregoing, no Eligible Employee may be granted an option during any one calendar year which permits his or her rights to purchase shares of Company Stock under all Code Section 423 employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock determined on the Grant Date, which limit shall be interpreted to comply with Code Section 423(b)(8).

A Participant’s Payroll Deduction Account may not be used to purchase Company Stock on any Investment Date to the extent that, after such purchase, the Participant would own (or be considered as owning within the meaning of Code Section 424(d)) stock possessing 5% or more of the total combined voting power of the Company or its Parent or Subsidiary. For this purpose, stock which the Participant may purchase under any outstanding option (whether or not exercisable) shall be treated as owned by such Participant. As of the first Investment Date on which this paragraph limits a Participant’s ability to purchase Company Stock, the employee shall cease to be a Participant.

10.	TITLE OF ACCOUNTS

The Custodian shall maintain an Investment Account for each Participant.

11.	RIGHT TO SELL COMPANY STOCK IN INVESTMENT ACCOUNT

A Participant shall have the right at any time to obtain a certificate (if the Company Stock is certificated) for the shares (including fractional shares) of Company Stock credited to his or her Investment Account. A Participant shall have the right at any time to direct that any shares of Company Stock in his or her Investment Account be sold and that the proceeds, less expenses of sale, be remitted to him or her.

When a Participant ceases to be a Participant, the Participant may elect to have his or her shares sold by the Custodian and the proceeds, after selling expenses, remitted to him or her or the Participant may elect to have a certificate (if the Company Stock is certificated) for the shares of Company Stock credited to the Participant’s Investment Account forwarded to him or her. In either event, the Custodian may sell any fractional interest held in the Participant’s Investment Account to the Company and remit the proceeds of such sale, less selling expenses, and the balance in his or her Payroll Deduction Account to him or her.

As a condition of participation in the Plan, each Participant agrees to notify the Company if he or she sells or otherwise disposes of any of his or her shares of Company Stock within two years of the Grant Date on which such shares were purchased.

12.	RIGHTS NOT TRANSFERABLE

Rights under the Plan are not transferable by a Participant, except by will or by the laws of descent and distribution. Rights under the Plan are exercisable during a Participant’s lifetime only by him or her, pursuant to Section 7.

13.	CHANGE IN CAPITAL STRUCTURE

In the event of a stock dividend, spinoff, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities which may be delivered under the Plan, the selling price and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons.

If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company’s assets, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.

Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee’s determination shall be conclusive and binding on all persons for all purposes.

14.	RETIREMENT, TERMINATION AND DEATH

Notwithstanding any provision in the Plan to the contrary, in the event of a Participant’s retirement, termination of active employment, or death, all payroll deductions shall cease effective with such event and the amount in his or her Payroll Deduction Account shall be refunded to him or her. Certificates (if the Company Stock is certificated) will be issued for full shares of Company Stock held in his or her Investment Account if elected with the Custodian and pursuant to the rules of the Custodian. If a Participant elects to have his or her shares sold, he or she will receive the proceeds of the sale, less selling expenses. In the event of his or her death, the amount, if any, in his or her Payroll Deduction Account shall be paid to his or her estate, and any shares of Company Stock in his or her Investment Account shall be delivered to any beneficiary he or she has properly designated in forms filed with the Custodian, and if no such designation is on file with the Custodian, then such shares of Company Stock shall be delivered to his or her estate.

15.	AMENDMENT OF THE PLAN

The Board of Directors may at any time, or from time to time, amend the Plan in any respect; provided, however, that the shareholders of the Company must approve any amendment that would materially increase the number of securities that may be issued under the Plan.

16.	TERMINATION OF THE PLAN

The Plan and all rights of employees hereunder shall terminate at the discretion of the Board of Directors. Upon termination of the Plan, all amounts in an employee’s Payroll Deduction Account that are not used to purchase Company Stock will be refunded.

17.	EFFECTIVE DATE OF PLAN

The Plan was originally effective as of July 30, 2001. The Plan, as amended and restated herein, is effective January 1, 2009, subject to shareholder approval for the increase in additional shares covered by the Plan.

18.	GOVERNMENT AND OTHER REGULATIONS

The Plan, and the grant and exercise of the rights to purchase shares hereunder, and the Company’s obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required.

19.	INDEMNIFICATION OF COMMITTEE

Service on the Committee shall constitute service as a director of the Company so that members of the Committee shall be entitled to such indemnification and reimbursement as directors of the Company as provided in its Articles of Incorporation and/or Bylaws.

20.	GOVERNING LAW

The Plan shall be construed and administered in accordance with the laws of the State of Indiana.

21.	LEGENDS

In its sole and complete discretion, the Committee may elect to legend certificates representing Company Stock sold under the Plan to make appropriate references to the restrictions imposed on such Company Stock.

EXHIBIT A

CURRENT SUBSIDIARIES

Effective January 1, 2009

American Imaging Management, Inc.

American Imaging Management Connecticut, L.L.C.

American Imaging Management East, L.L.C.

American Imaging Management Services, L.L.C.

Anthem Blue Cross and Blue Shield Plan Administrator, LLC

Anthem Blue Cross Blue Shield Partnership Plan, Inc.

Anthem Blue Cross Life and Health Insurance Company

Anthem Health Plans of Kentucky, Inc.

Anthem Health Plans of Maine, Inc.

Anthem Health Plans of New Hampshire, Inc.

Anthem Health Plans of Virginia, Inc.

Anthem Health Plans, Inc.

Anthem Holding Corp.

Anthem Insurance Companies, Inc.

Anthem Life and Disability Insurance Company

Anthem Life Insurance Company

Anthem UM Services, Inc.

Arcus Enterprises, Inc.

ARCUS Financial Bank

Behavioral Health Network, Inc.

Blue Cross and Blue Shield of Georgia, Inc.

Blue Cross Blue Shield Healthcare Plan of Georgia, Inc.

Blue Cross Blue Shield of Wisconsin

Blue Cross of California

Blue Cross of California Partnership Plan, Inc.

Claim Management Services, Inc.

Community Insurance Company

Compcare Health Services Insurance Corporation

Comprehensive Integrated Marketing Services, Inc.

Designated Agent Company, Inc.

EHC Benefits Agency, Inc.

Empire HealthChoice Assurance, Inc.

Empire HealthChoice HMO, Inc.

Golden West Health Plan, Inc.

Greater Georgia Life Insurance Company

Health Core, Inc.

Health Management Corporation

HealthKeepers, Inc.

HealthLink HMO, Inc.

HealthLink, Inc.

HealthReach Services, Inc.

Healthly Alliance Life Insurance Company

HMO Colorado

HMO Missouri

Imaging Providers of Texas

IMASIS, L.L.C.

Landmark Solutions, LLC

Machigonne, Inc.

Matthew Thornton Health Plan, Inc.

Meridian Resource Company, LLC

National Government Services, Inc.

NextRx Services, Inc.

NextRx, Inc.

NextRx, LLC

OneNation Benefit Administrators, Inc.

OneNation Insurance Company

Peninsula Health Care, Inc.

Priority Health Care, Inc.

Reliance Safeguard Solutions, Inc.

Resolution Health, Inc.

RightCHOICE Insurance Company

RightCHOICE Managed Care, Inc.

Rocky Mountain Hospital and Medical Service, Inc.

SellCore, Inc.

Summit Administrative Services, L.L.C.

The WellPoint Companies, Inc.

TrustSolutions, LLC

UNICARE Health Insurance Company of the Midwest

UNICARE Health Plan of Kansas, Inc.

UNICARE Health Plan of Texas, Inc.

UNICARE Health Plans of West Virginia, Inc.

UNICARE Life & Health Insurance Company

United Government Services, LLC

UtiliMED IPA, Inc.

WellChoice Insurance of New Jersey, Inc.

WellPoint Behavioral Health, Inc.

WellPoint Dental Services, Inc.

WellPoint Holding Corp.

WellPoint, Inc.

WellPoint Pharmacy IPA, Inc.

WPMI, LLC